Exhibit 99.2

Lionsgate Announces Pricing of Secondary Offering

SANTA MONICA, CA, and VANCOUVER, BC, November 13, 2015 – Lionsgate (NYSE: LGF) (the “Company” or “Lionsgate”) announced today that in an underwritten offering of 3,398,500 common shares of the Company, the underwriter referred to below agreed to purchase such shares at a price of $39.02 per share. Lionsgate will not sell any shares in the offering and will not receive any proceeds from the offering. The offering is expected to close on or about November 18, 2015, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as sole underwriter for the offering.

The common shares are being offered and sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 and available for review on the SEC’s website at www.sec.gov.

When available, copies of the prospectus related to the offering may be obtained from J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1 (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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For further information, please contact:

Peter Wilkes

Lionsgate

310-255-3726

pwilkes@lionsgate.com

or

Cristina Castaneda

Lionsgate

310-255-5114

ccastaneda@lionsgate.com

The matters discussed in this press release may constitute forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facilities and notes, unpredictability of the commercial success of our motion pictures and television programming, the timing, mix, number and availability of our motion picture and home entertainment releases (including the timing of promotional spend to support varying release schedules) as well as license periods for our content (including episodic delivery of television content), risks related to our acquisition strategy and integration of acquired businesses, the effects of dispositions of businesses or assets, including individual films or libraries, the cost of defending our intellectual property, difficulties in integrating acquired businesses or assets, technological changes and other trends affecting the entertainment industry and the risk factors as set forth in Lionsgate’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2015 and its most recent Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2015. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.